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                                                                    EXHIBIT 99.1


SpectRx, Inc. (770) 242-8723        Financial Relations Board (212) 445-8000

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
Bill Wells - Media                  Alison Ziegler   Julie Tu              Judith Sylk-Siegel
Thomas H. Muller, Jr. - Financial   General Contact  Analyst Information   Media Contact

SpectRx, Inc. Announces Stock Repurchase Program

         NORCROSS, GA. (September 19, 2001) - SpectRx, Inc. (NASDAQ: SPRX) today announced that its Board of Directors has approved a stock repurchase program for up to $1.0 million of the Company's common stock. Shares are expected to be purchased from time to time in the open market. These purchases may be commenced or suspended at any time without prior notice depending on business or market conditions and other factors. SpectRx currently has approximately 10.4 million shares outstanding.

         SpectRx, a specialty point-of-care medical technology company, develops and manufactures non-invasive and minimally invasive diagnostic and monitoring systems. The Company employs leading-edge biophotonics, or the use of light and spectral energies, to develop painless point-of-care alternatives to blood- and tissue-based procedures. Through internal product development and partnerships with major health care companies, SpectRx focuses on key niche and large diagnostic markets, primarily oncology, endocrinology and neonatology. The Company's handheld, FDA-cleared BiliChek(TM) (sold internationally as BiliCheck(TM)) is the first commercially available non-invasive painless monitor for infant jaundice. Under development are products for the non-invasive detection of cervical cancer and Type II diabetes, and a consumer device for continuous glucose monitoring. For more information, visit SpectRx's web sites at www.spectrx.com and www.bilicheck.com, or use Internet keyword spectrx.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. SpectRx has attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from SpectRx's current expectations regarding the relevant matter or subject area. Such risks and uncertainties include: the early stage of its products in development, its dependence on collaborative arrangements, its continued ability to use and sublicense intellectual property, the uncertainty of market acceptance of its products, the intense competition in the medical device industry, the uncertainty of regulatory approval of its products, the uncertainty of legal proceedings, as well as those that are more fully described from time to time in SpectRx's reports under the heading "Risk Factors" filed with the SEC, including SpectRx's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and in the Forms 10-Q for the first and second quarter of 2001 filed by SpectRx.